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                                September 17, 1997

The Chase Manhattan Corporation
Treasury
270 Park Avenue, 28th Floor
New York, New York 10017

                  Re:      CHASE MANHATTAN RV OWNER TRUST 1997-A

Ladies and Gentlemen:

                  For the purpose of the sale of Asset-Backed Notes and Asset-Backed Certificates issued by the Chase Manhattan RV Owner Trust 1997-A (the "Trust"), we have acted as Oklahoma tax counsel for you and the Trust regarding the anticipated Oklahoma income tax characterization of the Trust.

                  This letter is pursuant to your request that we advise The Chase Manhattan Corporation regarding the likely characterization under Oklahoma income tax law of the Trust. We understand the Trust will purchase RV notes and/or chattel paper from Chase Manhattan Bank USA, National Association and The Chase Manhattan Bank, a New York Banking Corporation.

                  In furnishing this opinion, we have examined copies of the following documents:

                              (i) Amendment to the Registration Statement of Chase Manhattan RV Owner Trust 1997-A;

                             (ii) Registration Statement of Chase Manhattan RV Owner Trust 1997-A filed with the Securities and Exchange Commission on July 29, 1997;

                            (iii) Chase Manhattan RV Owner Trust 1997-A Amended and Restated Trust Agreement among Chase Manhattan Bank USA, National Association


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The Chase Manhattan Corporation
September 17, 1997
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                                   and The Chase Manhattan Bank, as Depositors;
                                   and Wilmington Trust Company, as Owner
                                   Trustee;

                             (iv)  the Chase Manhattan RV Owner Trust 1997-A

                                   Indenture;

                              (v) the Sale and Servicing Agreement among Chase Manhattan Bank USA, National Association, a National Banking Association, The Chase Manhattan Bank, a New York Banking Corporation, as Sellers; and The CIT Group/Sales Financing, Inc., a Delaware Corporation, as Servicer; and Chase Manhattan RV Owner Trust 1997-A, as Issuer;

                             (vi)  the Note Underwriting Agreement;

                            (vii)  the Certificate Underwriting Agreement;

                           (viii)  the CITSF Administration Agreement; and

                             (ix)  the Chase Administration Agreement.

I.       Assumptions and Opinion

                  In rendering the opinions expressed herein, we have made the following assumptions, the accuracy of which we have not verified:

                  1. The Trust has been properly characterized as a nonpublicly traded Partnership for federal income tax purposes.

                  2. Any Notes issued by the Trust have been properly characterized as debt for federal income tax purposes.

                  Based upon the foregoing and in reliance thereon, and upon consideration of applicable Oklahoma income tax laws, and subject to the qualifications and limitations described below, we are of the following opinions:

                  1. The Trust will be characterized as a nonpublicly traded Partnership for purposes of Oklahoma income tax laws, and the nonpublicly traded Partnership will not be taxed as an entity, but rather, the profits, income, losses, and deductions of the Trust will, for income tax purposes, flow through the Trust to the partner level. 68 Okla. Stat. ss. 2353(3) (1996 Supp.); Oklahoma Tax Commission Rule ss. 710:50-3-35.

                  2. The Notes will be characterized as debt for Oklahoma income tax purposes. 68 Okla. Stat. ss. 2353(3) (1996 Supp.); Oklahoma Tax Commission Rule ss. 710:50-3-35. Noteholders not otherwise subject to taxation in Oklahoma should not become subject to taxation in Oklahoma because


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The Chase Manhattan Corporation
September 17, 1997
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of the holder's ownership of Notes. However, a Noteholder already subject to
Oklahoma's income tax could be required to pay additional Oklahoma income tax as a result of the holder's ownership or disposition of Notes.

II.      Additional Discussion

                  For the purpose of this additional discussion, we have made the following assumptions, the accuracy of which we have not verified:

                  1. The Trust is organized as a business trust under the laws of Delaware. The activities of the Trust occurring within the State of Oklahoma consist solely of the maintenance of the original notes and/or chattel paper and of the related contract files and documents with a custodian within the State of Oklahoma and of the activities described in Paragraph 4 below.

                  2. Less than ten percent (10%) of the notes and/or chattel paper acquired by the Trust will originate in Oklahoma.

                  3. The Trust will acquire the notes and/or chattel paper in a series of transactions occurring outside of Oklahoma.

                  4. The only activities which the Servicer, as Servicer of the Trust, will conduct in Oklahoma is the servicing of the loans evidenced by the notes and chattel paper including without limitation: (i) the maintenance of custody of the notes and/or chattel paper; (ii) the maintenance of the administrative records concerning payments and outstanding balances on the notes and/or chattel paper; (iii) the receipt of the payments on the notes and/or chattel paper; (iv) the deposit of the payments received on the notes and/or chattel paper in an Oklahoma financial institution for purposes of collection;
(v) the collection activities relating to the notes and/or chattel paper; and
(vi) the repossession and sale of the collateral therefor.

                  As a nonpublicly traded Partnership for Oklahoma and federal income tax purposes, the Oklahoma distributive share of the partnership income, gains, losses or deductions of the partnership to be reported by the partners shall be the same portion of that reported for federal income tax purposes, as the Oklahoma income, gain, losses or deductions determined under ss.ss. 2358 and 2362 of Title 68 of the Oklahoma Statutes for said partnership, bears to the federal income, gains, losses or deductions. 68 Okla. Stat. ss. 2363 (1991). The Oklahoma taxable income of a nonresident includes the distributive share of the Oklahoma part of partnership income, gains, losses or deductions. 68 Okla. Stat. ss. 2362(4) (1996 Supp.). However, income from intangible personal property of a nonresident of Oklahoma is generally excluded from Oklahoma taxable income except to the extent that such income is from property employed in an Oklahoma trade or business or from property that has acquired a nonunitary business or commercial situs in Oklahoma. 68 Okla. Stat. ss.ss. 2358(A)(4)(b), 2362(6) (1996 Supp.). We believe it is unlikely that the Oklahoma Tax Commission would attempt to classify the income of the Trust as Oklahoma source income or as arising from an Oklahoma trade or business. Accordingly, a nonresident of Oklahoma should not incur Oklahoma taxable income solely as a result of an


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The Chase Manhattan Corporation
September 17, 1997
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ownership interest in the Trust. However, we are not aware of any authority or pronouncement of the Oklahoma Tax Commission or the Oklahoma courts addressing this issue on comparable facts and no absolute assurance can be given in this regard.

III.     Qualifications and Limitations

                  In preparing this letter, we have reviewed Oklahoma Statutes, Oklahoma court decisions and Oklahoma administrative rules and decisions, generally available to the public as of the date of this letter. We have no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in the law that may hereafter occur which place a different interpretation on the law other than that which has been applied herein, including interpretations of the law whether by way of Oklahoma statutory enactments or amendments, judicial decisions or administrative actions.

                  This opinion has been rendered solely for the benefit of The Chase Manhattan Corporation and the Trust for use in the Trust's offering of the Asset-Backed Notes and the Asset-Backed Certificates and may not be used, circulated, quoted, relied upon or otherwise referred to for any other purpose without our prior written consent; provided, however, that this opinion may be delivered to your regulators, accountants, attorneys and other professional advisers and may be used in connection with any legal or regulatory proceeding relating to the subject matter of this opinion and the disclosure statement entitled "Certain State Tax Consequences" included in the September 4, 1997, draft of the Amendment to the Registration Statement may be included in the Prospectus related to the offering. The undersigned shall not be responsible, liable or obligated to any third party who may obtain access to this letter.

                                         Very truly yours,

                                         CROWE & DUNLEVY
                                         A Professional Corporation

                                         By: /s/James H. Holloman, Jr.
                                            -------------------------------
                                                James H. Holloman, Jr.